Exhibit 8.2

October 30, 2015 Boards of Directors Putnam Bancorp, MHC PSB Holdings, Inc. PB Bancorp, Inc. Putnam Bank

Ladies and Gentlemen:

You have requested our opinion regarding certain material Connecticut income tax consequences of the conversion of Putnam Bancorp, MHC, a federal mutual holding company (the “Mutual Holding Company”) into the capital stock form of organization (the “Conversion”), pursuant to the Plan of Conversion and Reorganization of Putnam Bancorp, MHC, dated September 9, 2015 (the “Plan”), and the integrated transactions described below. In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan and the Registration Statement filed by PB Bancorp, Inc., a Maryland stock corporation (the “Holding Company”), with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and the Application for Conversion on Form AC and Application on Form H-(e)1 filed by the Mutual Holding Company with the Board of Governors of the Federal Reserve System (the “Federal Reserve”). In addition, we are relying on a letter from RP Financial, LC. to you, dated September 8, 2015, stating its belief as to certain valuation matters described below. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

In rendering the opinion set forth below, we have relied on the opinion of Luse Gorman, PC related to the Federal tax consequences of the Conversion (the “Federal Tax Opinion”), without undertaking to verify the same by independent investigation.

We are also relying on certain representations as to factual matters provided to Luse Gorman, PC by the Mutual Holding Company, Putnam Bank (the “Bank”), PSB Holdings, Inc., a federal corporation (referred to as the “Mid-Tier Holding Company”) and the Holding Company, as set forth in the certificates for each of those aforementioned entities and signed by authorized officers of each of the aforementioned entities, incorporated herein by reference.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Additionally, the discussions and conclusions set forth below are based on Connecticut General Statutes (“CGS”), the regulations promulgated thereunder and existing administrative and judicial interpretations thereof as of the date of this letter, all of which are subject to change.

Our opinions are not binding on the Connecticut Department of Revenue Services (the “Department”) and the Department may disagree with the opinions contained herein. Although we believe our opinion will be sustained if challenged, there can be no assurances to this effect. Because the opinions expressed herein are based upon current tax law, future changes in Connecticut tax laws, regulations, rulings or case law may affect the tax consequences relating to the Plan. However, we have no responsibility to update this opinion for events, transactions or circumstances occurring after the date of this letter.

Hartford • Hamden • Holyoke

STATEMENT OF FACTS/DESCRIPTION OF THE PROPOSED TRANSACTIONS

The Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank have adopted the Plan providing for the Conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and will offer shares of Holding Company Common Stock to depositors, current stockholders of the Mid-Tier Holding Company and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows and in such order as is necessary to consummate the Conversion:

1)	The Holding Company will be organized as a first tier Maryland-chartered stock holding company subsidiary of the Mid-Tier Holding Company.

2)	The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be cancelled and the owners of the Mutual Holding Company (e.g., the depositors of the Bank) will constructively receive liquidation interests in Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

3)	Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the depositors will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

4)	Immediately after the Mid-Tier Merger, the Holding Company will offer for sale Holding Company Common Stock in the Offering.

5)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Liquidation Account also will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the Liquidation Account will be equal to the product of (a) a fraction, the numerator of which is the percentage of the outstanding shares of the common stock of the Mid-Tier Holding Company owned by the Mutual Holding Company immediately prior to the completion of the Conversion and the denominator of which is the total number of shares of the Mid-Tier Holding Company common stock issued and outstanding immediately prior to the completion of the conversion, multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus utilized in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition contained in the final prospectus used in the Conversion. The terms of the Liquidation Account and Bank Liquidation Account are set forth in Section 19 of the Plan.

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by Minority Stockholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio which ensures that after the Conversion, Minority Stockholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Stockholders’ purchases of additional shares of Holding Company Common Stock in the

Offering, receipt of cash in lieu of fractional shares and adjustment of the exchange ratio to reflect assets held by Mutual Holding Company (other than shares of stock of the Mid-Tier Holding Company). As part of the Conversion, additional shares of Holding Company Common Stock will be offered for sale on a priority basis to depositors of the Bank, current stockholders of the Mid-Tier Holding Company, and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The stockholders of the Holding Company will be the former Minority Stockholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and certain depositors of the Bank as of the Voting Record Date (“Other Depositors”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public (with preferences given first to persons residing in the Connecticut counties of New London and Windham and then to Minority Stockholders) and if shares remain after the subscription and community offerings, shares may be offered, at the sole discretion of the Holding Company, to members of the general public in a Syndicated Community Offering.

LUSE GORMAN PC FEDERAL OPINION

Luse Gorman PC (“Counsel”) has provided an opinion that addresses the material federal income tax consequences of the Conversion and reorganization. The opinion concluded, as follows:

1.          The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(l)(A) of the Code)

2.          The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54)

3.          No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company. (Section 361(a), 361(c) and 357(a) of the Code)

4.          No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company. (Section 1032(a) of the Code)

5.          Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code)

6.          The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code)

7.          The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company. (Section 1223(2) of the Code)

8.          The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code)

9.          The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Stockholders and the constructive distribution of interests in the Liquidation Account to the Eligible Account Holders and Supplemental Eligible Account Holders. (Sections 361(a), 361(c) and 357(a) of the Code)

10.         No gain or loss will be recognized by the Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger. (Section 1032(a) of the Code)

11.         The basis of the assets of the Mid-Tier Holding Company (other than stock in the Bank) to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code)

12.         The holding period of the assets of Mid-Tier Holding Company (other than stock in Bank) to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 1223(2) of the Code)

13.         Mid-Tier Holding Company stockholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock. (Section 354 of the Code)

14.         Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account in the Holding Company. (Section 354 of the Code)

15.         The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mid-Tier Holding Company for interests in the Liquidation Account established in the Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54)

16.         The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574)

17.         It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code.) Eligible Account Holders, Supplemental Eligible

Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182)

18.         It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger. (Section 356(a) of the Code)

19.         Each stockholder’s aggregate basis in his or her Holding Company Common Stock received in the exchange will be the same as the aggregate basis of the Mid-Tier Holding Company common stock surrendered in exchange therefore. (Section 358(a) of the Code)

20.         It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code)

21.         Each stockholder’s holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange. (Section 1223(1) of the Code)

22.         The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code)

23.         No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Section 1032 of the Code)

The opinion under paragraph 20 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinions under paragraphs 17 and 19 are based on the position that the subscription rights to purchase shares of Holding Company Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors have a fair market value of zero. Counsel understands that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Common Stock at the same price to be paid by members of the general public in any Community Offering or Syndicated Community Offering. Counsel also note that the IRS has not in the past concluded that subscription rights have value. In addition, Counsel is relying on a letter from RP Financial, LC. to you stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the Subscription Offering. Based on the foregoing, Counsel has opined it is more likely than not that the nontransferable subscription rights to purchase Holding Company Common Stock have no value.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be subject to tax on the distribution of the subscription rights.

The opinion under paragraph 18 above is based on the position that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets has a fair market value of zero. Counsel understands that: (i) no holder of an interest in a liquidation account has ever received payment attributable to such interest in a liquidation account; (ii) the interests in the Liquidation Account and Bank Liquidation Account are not transferable; (iii) the amounts due under the Liquidation Account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in the Bank are reduced as described in the Plan; and (iv) the Bank Liquidation Account payment obligation arises only if the Holding Company lacks sufficient net assets to fund the Liquidation Account. Counsel also note that the U.S. Supreme Court in Paulsen v. Commissioner, 469 U.S. 131 (1985) stated the following:

The right to participate in the net proceeds of a solvent liquidation is also not a significant part of the value of the shares. Referring to the possibility of a solvent liquidation of a mutual savings association, this Court observed: “It stretches the imagination very far to attribute any real value to such a remote contingency, and when coupled with the fact that it represents nothing which the depositor can readily transfer, any theoretical value reduces almost to the vanishing point.” Society for the Savings v. Bowers, 349 U.S. 143, 150 (1955).

In addition, Counsel is relying on a letter from RP Financial, LC. to you stating its belief that the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets does not have any economic value at the time of the Conversion. Based on the foregoing, Counsel has opined it is more likely than not that such rights in the Bank Liquidation Account have no value.

If such rights in the Bank Liquidation Account are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value of their interest in the Bank Liquidation Account as of the effective date of the Conversion.

DISCUSSION RELATED TO CONNECTICUT CORPORATION BUSINESS AND INDIVIDUAL INCOME TAX CONSEQUENCES

The Mutual Holding Company, the Mid-Tier Holding Company and the Bank are subject to the Connecticut Corporation Business Tax under CGS Section 12-214. At the effective time of the Conversion, the Holding Company will be subject to same.

CGS Section 12-214(a)(1) generally provides that every company carrying on, or having the right to carry on, business in the state of Connecticut shall pay tax measured by entire net income. Entire net income includes gross income, which in accordance with CGS Section 12-213 generally means income as defined in the Internal Revenue Code.

CGS Section 12-213(a)(23) provides that Internal Revenue Code means the Internal Revenue Code of 1986, or any subsequent internal revenue code of the United States, as from time to time amended, effective and in force on the last day of the income year. By adopting the federal Internal Revenue Code, Connecticut has conformed its treatment of corporate reorganizations to the federal treatment.

With respect to individual income taxation, CGS Section 12-701(a)(20) generally provides that Connecticut adjusted gross income means adjusted gross income as determined for federal tax purposes with enumerated modifications. Such modifications are not relevant to this Opinion.

Accordingly, based upon the facts and representations stated herein and the existing law, it is the opinion of Whittlesey & Hadley, P.C. regarding the Connecticut Corporation Business and individual income tax effects of the Plan that:

1.          The MHC Merger will be treated as a tax-free reorganization.

2.          No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company.

3.          No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company.

4.          Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

5.          The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer.

6.          The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company.

7.          The Mid-Tier Merger will be treated as a tax-free reorganization.

8.          The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Stockholders and the constructive distribution of interests in the Liquidation Account to the Eligible Account Holders and Supplemental Eligible Account Holders.

9.          No gain or loss will be recognized by the Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger.

10.         The basis of the assets of the Mid-Tier Holding Company (other than stock in the Bank) to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer.

11.         The holding period of the assets of Mid-Tier Holding Company (other than stock in Bank) to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer.

12.         Mid-Tier Holding Company stockholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock.

13.         Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account in the Holding Company.

14.         The payment of cash to the Minority Stockholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed, with the result that such stockholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares.

15.         It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights.

16.         It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Mid-Tier Merger.

17.         Each stockholder’s aggregate basis in his or her Holding Company Common Stock received in the exchange will be the same as the aggregate basis of the Mid-Tier Holding Company common stock surrendered in exchange therefore.

18.         It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.

19.         Each stockholder’s holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

20.         The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised.

21.         No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering.

Our opinion under paragraph (4) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (4) and (5) above assumes that the subscription rights to purchase shares of Common Stock have a fair market value of zero. We express no view regarding the valuation of the subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

CONCLUSION

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Connecticut Department of Revenue Services or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Connecticut General Statutes and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

Whittlesey & Hadley, P.C.